FOR IMMEDIATE RELEASE

CONTACTS:

Investors — Scott Pond (801) 345-2657, spond@nuskin.com

Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FIRST-QUARTER 2015 RESULTS
Company Receives New Direct Selling Licenses in China
PROVO, Utah — May 6, 2015 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced first-quarter results with revenue of $543.3 million, within the company's guided range, compared to $671.1 million in the prior-year period. Revenue in the quarter was negatively impacted 7 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.60, or $0.72 when excluding a $0.12 per-share charge related to a new currency exchange mechanism adopted by Venezuela in the first quarter. Earnings per share in the prior-year period were $0.90, which included a $0.15 per-share charge related to Venezuela currency.

"Our business continues to make good progress as we prepare to introduce a number of new products in the second half of the year," said Truman Hunt, president and chief executive officer. "We are encouraged by growing enthusiasm among our sales force in advance of launching our new ageLOC skin care and nutritional products. While currency headwinds proved to be slightly more challenging than expected, we continue to believe we are well positioned for growth in the back half of the year."

"We are also pleased to have been approved to commence direct selling activities in two new cities in Guangdong province," continued Hunt. "We believe in the potential of China's large and growing market and look forward to expanding our footprint in the country."

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Nu Skin Enterprises, Inc.
May 6, 2015

Regional Results

The company's regional revenue results are presented in the following table.

	2015	2014	% Change	Constant Currency % Change

Greater China	$187,367	$278,929	(33%)	(31%)
North Asia	172,066	195,461	(12%)	(5%)
Americas	79,872	79,909	─	19%
South Asia/Pacific	70,817	71,194	(1%)	6%
EMEA	33,210	45,568	(27%)	(10%)

Total	$543,332	$671,061	(19%)	(12%)

The company's regional Actives and Sales Leaders statistics are presented in the following table.

Actives/Sales Leaders Statistics

	As of March 31, 2015		As of March 31, 2014		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	235,000	22,533	305,000	31,118	(23.0%)	(27.6%)
North Asia	386,000	16,984	400,000	17,794	(3.5%)	(4.6%)
Americas	177,000	7,164	180,000	7,339	(1.7%)	(2.4%)
South Asia/Pacific	120,000	7,060	115,000	6,787	4.3%	4.0%
EMEA	110,000	3,811	122,000	4,326	(9.8%)	(11.9%)

Total	1,028,000	57,552	1,122,000	67,364	(8.4%)	(14.6%)

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

Operational Performance

The company's operating margin for the quarter was 12.6 percent, compared to 15.1 percent in the first quarter of 2014. Gross margin during the quarter was 80.7 percent, versus 84.1 percent in the prior-year period. Selling expenses were 43.1 percent of sales in the first quarter, compared to 46.7 percent in the prior-year period. General and administrative expenses were 25.0 percent of sales compared to 22.4 percent in the prior-year period. Other income/expense reflected an expense of $12.3 million compared to $17.5 million in the prior year. Both years included charges related to the devaluation of the Venezuelan bolivar. The company's effective income tax rate for the quarter was 35.7 percent, compared to 34.5 percent in the prior year. Cash and current investments at the end of the quarter were $316.3 million and debt was $265.1 million. Dividend payments during the quarter were $20.7 million. Cash flow from operations for the quarter was $74.2 million, and the company repurchased $26.3 million of its outstanding shares.
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Nu Skin Enterprises, Inc.
May 6, 2015

Outlook

"We look forward to launching new ageLOC products in the second half of the year, and continue to believe we are on course for constant-currency revenue growth in 2015," said Hunt. "Enthusiasm is building for our upcoming product launches that include ageLOC Youth, our most advanced anti-aging supplement, as well as ageLOC Me, an innovative anti-aging skin care system that enables consumers to personalize a daily regimen based on individual preferences and skin care needs.
"In April, we introduced a line of essential oils under our Epoch trademark in the United States and Canada through a limited offering, and look forward to selling the oils in the region on a full-time basis in July. We are also introducing ageLOC Essentials, a line of cosmetic oils in Mainland China to be used in conjunction with our top-selling ageLOC Galvanic Spa. We believe our commitment to scientific rigor will position us well to compete in this growing product category," concluded Hunt.
"While foreign currency continues to negatively impact our results, our first-quarter revenue was in line with our forecast and we expect the fundamentals of the business to improve going forward," said Ritch Wood, chief financial officer. "Looking forward, we anticipate second-quarter revenue of $540 to $560 million with earnings per share of $0.72 to $0.75. For the year, we anticipate revenue of $2.45 to $2.50 billion, reflecting a negative impact from foreign currency of approximately 7 percent, with earnings per share of approximately $3.65 to $3.75."

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Nu Skin Enterprises, Inc.
May 6, 2015

The Nu Skin management team will host a conference call with the investment community on May 6, 2015, at 5 p.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through May 22, 2015.
About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® line of products including ageLOC® Tru Face® Essence Ultra firming serum, the ageLOC® TR90® weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

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Nu Skin Enterprises, Inc.
May 6, 2015

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
May 6, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2015 and 2014
(in thousands, except per share amounts)

	2015	2014
Revenue	$543,332	$671,061

Cost of sales	105,055	106,644

Gross profit	438,277	564,417

Operating expenses:
Selling expenses	234,005	313,101
General and administrative expenses	135,626	150,119
Total operating expenses	369,631	463,220

Operating income	68,646	101,197

Other income (expense), net	(12,268)	(17,508)
Income before provision for income taxes	56,378	83,689
Provision for income taxes	20,096	28,835

Net income	$36,282	$54,854

Net income per share:
Basic	$0.62	$0.93
Diluted	$0.60	$0.90

Weighted average common shares outstanding:
Basic	58,991	58,869
Diluted	60,261	61,227
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Nu Skin Enterprises, Inc.
May 6, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$304,712	$288,415
Current investments	11,632	11,793
Accounts receivable	34,919	35,834
Inventories, net	312,788	338,491
Prepaid expenses and other	159,098	160,134
	823,149	834,667

Property and equipment, net	473,177	464,783
Goodwill	112,446	112,446
Other intangible assets, net	72,998	75,062
Other assets	130,847	127,476
Total assets	$1,612,617	$1,614,434

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,564	$34,712
Accrued expenses	292,299	300,847
Current portion of long-term debt	83,899	82,770
	409,762	418,329

Long-term debt	181,197	164,567
Other liabilities	97,809	89,100
Total liabilities	688,768	671,996

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	412,892	414,394
Treasury stock, at cost	(884,828)	(862,608)
Accumulated other comprehensive loss	(61,976)	(51,521)
Retained earnings	1,457,670	1,442,082
	923,849	942,438
Total liabilities and stockholders' equity	$1,612,617	$1,614,434